                                                                  EXHIBIT (A)(1)


                          OFFER TO PURCHASE FOR CASH
                    ALL OUTSTANDING SHARES OF COMMON STOCK

                                      OF

                            TRIANGLE PACIFIC CORP.

                                      AT

                         $55.50 NET PER SHARE IN CASH

                                      BY

                           SAPLING ACQUISITION, INC.

                           A WHOLLY-OWNED SUBSIDIARY

                                      OF

                       ARMSTRONG WORLD INDUSTRIES, INC.


   THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 17, 1998, UNLESS THE OFFER IS EXTENDED.


  THE BOARD OF DIRECTORS OF TRIANGLE PACIFIC CORP. (THE "COMPANY") HAS UNANIMOUSLY (WITH ONE MEMBER BEING ABSENT) APPROVED THE OFFER, THE MERGER AND THE MERGER AGREEMENT AND DETERMINED THAT THE TERMS OF EACH OF THE OFFER AND THE MERGER REFERRED TO HEREIN AND THE RELATED MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF THE COMPANY ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS. SEE INTRODUCTION AND SECTIONS 1 AND 14.

  SAPLING ACQUISITION, INC. (THE "PURCHASER") AND ARMSTRONG WORLD INDUSTRIES, INC. ("PARENT") HAVE ENTERED INTO A STOCK TENDER AGREEMENT WITH CERTAIN STOCKHOLDERS OF THE COMPANY PURSUANT TO WHICH, AMONG OTHER THINGS, SUCH STOCKHOLDERS HAVE AGREED TO TENDER IN THE OFFER, UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE STOCK TENDER AGREEMENT, ALL SHARES OWNED BY SUCH STOCKHOLDERS (APPROXIMATELY 35% OF THE COMPANY'S OUTSTANDING SHARES CALCULATED ON A FULLY DILUTED BASIS). SEE SECTION 12.

                                ---------------

                                   IMPORTANT

                                ---------------

  Any stockholder desiring to tender all or any portion of such stockholder's shares ("Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company should either (i) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions set forth in the Letter of Transmittal and (A) mail or deliver it, together with the certificate(s) representing tendered Shares (the "Share Certificates") and any other required documents to the Depositary (as defined herein) or (B) tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

  A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth herein.

  Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent or the Dealer Manager (as such terms are defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks and trust companies for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials.

                                ---------------

                     The Dealer Manager for the Offer is:
                               J.P. MORGAN & CO.

                                ---------------

June 19, 1998

                               TABLE OF CONTENTS

INTRODUCTION.................................................................. 1

THE TENDER OFFER.............................................................. 4
 1. TERMS OF THE OFFER; EXPIRATION DATE....................................... 4
 2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. ........................... 6
 3. PROCEDURES FOR TENDERING SHARES........................................... 7
 4. WITHDRAWAL RIGHTS......................................................... 9
 5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.................... 10
 6. PRICE RANGE OF SHARES; DIVIDENDS......................................... 11
 7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT
    REGISTRATION; MARGIN REGULATIONS......................................... 12
 8. CERTAIN INFORMATION CONCERNING THE COMPANY............................... 13
 9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.................. 15
10. SOURCE AND AMOUNT OF FUNDS............................................... 17
11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY....................... 18
12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT;
    STOCK TENDER AGREEMENT................................................... 20
13. DIVIDENDS AND DISTRIBUTIONS.............................................. 28
14. CERTAIN CONDITIONS OF THE OFFER.......................................... 29
15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.............................. 31
16. FEES AND EXPENSES........................................................ 34
17. MISCELLANEOUS............................................................ 34

Schedule I--Information Concerning the Directors and Executive Officers of
Parent and the Purchaser.....................................................I-1


                                       i
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To the Holders of Shares of Common Stock of Triangle Pacific Corp.:

                                 INTRODUCTION

THE OFFER

  Sapling Acquisition, Inc. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Armstrong World Industries, Inc., a Pennsylvania corporation ("Parent"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of Triangle Pacific Corp., a Delaware corporation (the "Company"), at a price of $55.50 per Share, net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

  Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See Section 3. The Purchaser will pay all charges and expenses of J.P. Morgan Securities Inc., as Dealer Manager (in such capacity, the "Dealer Manager"), ChaseMellon Shareholder Services, L.L.C., as Depositary (the "Depositary"), and Morrow & Co., Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED (WITH ONE MEMBER BEING ABSENT) EACH OF THE OFFER, THE MERGER (AS DEFINED HEREIN) AND THE MERGER AGREEMENT (AS DEFINED HEREIN), HAS DETERMINED THAT EACH OF THE OFFER, THE MERGER AND THE MERGER AGREEMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

  The Company's financial advisor, Salomon Smith Barney ("Salomon"), has delivered to the Company's Board of Directors its written opinion, dated June 12, 1998, to the effect that, as of the date of such opinion, the $55.50 per Share cash consideration to be received by the holders of Shares in the Offer and the Merger is fair to such holders from a financial point of view. The full text of the opinion, which sets forth the factors considered and the assumptions made by such financial advisor, are contained in the Company's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to stockholders herewith. STOCKHOLDERS ARE URGED TO, AND SHOULD, READ SUCH OPINION CAREFULLY IN ITS ENTIRETY.

  The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the Expiration Date (as defined in Section
1) such number of shares that would constitute a majority of the outstanding Shares (determined on a fully diluted basis) (the "Minimum Condition"), (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act") applicable to the purchase of Shares pursuant to the Offer having expired or been terminated (the "HSR Condition"), and (3) the satisfaction or waiver of certain other conditions to the obligations of the Purchaser and the Company to consummate the Offer and the transactions contemplated by the Merger Agreement as described in Section 14. The Purchaser reserves the right (subject to obtaining the consent of the Company and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission")), which it presently has no intention of exercising, to waive or amend the Minimum Condition and to elect to purchase, pursuant to the Offer, less than the Minimum Number of Shares (as defined herein). In addition, the Purchaser reserves the right, subject only to the applicable rules and regulations of the Commission, to waive each of the other conditions (other than the Minimum Condition) to the obligations of the Purchaser to consummate the Offer and the transactions contemplated by the Merger Agreement. See Sections 1 and 14.

  The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 12, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, following the consummation of the Offer and the satisfaction or waiver of the conditions set forth in the Merger Agreement, the Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") of the Merger and will be a wholly owned subsidiary of Parent. In the Merger, each Share issued and outstanding (other than shares of Common Stock held directly or indirectly by the Company (whether as treasury stock or otherwise), Parent, Purchaser or any other wholly owned subsidiary of Parent and other than Shares owned by stockholders who have properly exercised rights of appraisal (if any) under
Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") will be converted into the right to receive the Offer Price, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 12.

  The Merger Agreement provides that, promptly upon the purchase of and payment for Shares by Parent or any of its subsidiaries of greater than 50% of the outstanding Shares (on a fully diluted basis) pursuant to the Offer, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as will give the Parent representation on the Board of Directors equal to the product of the total number of directors on the Board of Directors multiplied by the percentage that the aggregate number of Shares then beneficially owned by the Purchaser, Parent and any of their affiliates following such purchase bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed to take any and all actions within the Company's power which are necessary to cause the Purchaser's designees to be appointed to the Board of Directors of the Company, including by increasing the size of the Board of Directors or using its best efforts to cause incumbent directors to resign or both. In addition, the Company has agreed to use its best efforts to cause persons designated by Parent to constitute the same percentage of each committee of the Board of Directors, each board of directors of each subsidiary of the Company and each committee of each such board as such persons represent on the Board of Directors of the Company. See Section 12.

  The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including, if required by law, the approval and adoption of the Merger Agreement by the requisite vote of the stockholders of the Company. Under the Company's Certificate of Incorporation and the DGCL, except as otherwise described below, the affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. Consequently, if the Purchaser acquires (pursuant to the Offer or otherwise) at least a majority of the then outstanding Shares, calculated on a fully-diluted basis, the Purchaser will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder. See Section 12.

  Under the DGCL, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of the then outstanding Shares, the Purchaser will be able to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger, without a vote of the Company's stockholders. In such event, Parent and the Purchaser intend to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the Company's stockholders. If, however, the Purchaser does not acquire at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Company's stockholders is required under Delaware Law, a longer period of time will be required to effect the Merger. See Section 12.

  As an inducement to Parent and the Purchaser to enter into the Merger Agreement described below, TCW Special Credits Fund IIIb, a California limited partnership, TCW Special Credits Trust, a California collective investment trust, TCW Special Credits Trust IIIb, a California collective investment trust, TCW Special Credits Fund V, a California limited partnership, Weyerhaeuser Company Master Retirement Trust, a special account, The Common Fund for Bond Investment, a special account, and TCW Asset Management Company, a California corporation (collectively, the "Stock Tender Parties"), each entered into a Stock Tender Agreement (the "Stock

Tender Agreement"), dated as of June 12, 1998, with Parent and the Purchaser. The Stock Tender Parties collectively own 5,909,184 Shares, or approximately 35% of the outstanding Shares calculated on a fully diluted basis as of June 9, 1998. Pursuant to the Stock Tender Agreement, the Stock Tender Parties have agreed, so long as the Board of Directors of the Company, Parent or the Purchaser has not terminated the Merger Agreement, validly to tender pursuant to the Offer, and not withdraw, all Shares which are owned of record or beneficially by them prior to the Expiration Date (as defined herein). The Stock Tender Agreement is more fully described in Section 12.

  The Company has informed the Purchaser that as of the close of business on June 9, 1998, there were 14,766,575 Shares issued and outstanding and 2,510,021 Shares reserved for issuance upon the exercise of outstanding options, warrants or other rights to acquire Shares, of which 2,184,428 Shares are covered by options, warrants or other rights to acquire Shares that are or will be vested. Based upon the foregoing, the Purchaser believes that the Minimum Condition will be satisfied if at least 8,475,502 Shares (the "Minimum Number of Shares") are validly tendered and not withdrawn prior to the Expiration Date (including those Shares tendered pursuant to the Stock Tender Agreement). If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will be able to elect a majority of the members of the Company's Board of Directors and to effect the Merger without the affirmative vote of any other stockholder of the Company.

                                  *    *    *

  The Merger Agreement is more fully described in Section 12. Certain Federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger consideration pursuant to the Merger are described in Section 5.

  THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE TENDER OFFER

  1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not withdrawn in accordance with Section 4. The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, July 17, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

  Consummation of the Offer is conditioned upon, among other things, satisfaction of each of the Minimum Condition and the HSR Condition. The Offer also is subject to certain other conditions set forth in Section 14 (together with the Minimum Condition and the HSR Condition, the "Offer Conditions"). If any of the Offer Conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any or all of the Shares tendered and terminate the Offer, and return all such tendered Shares to tendering stockholders, (ii) waive or reduce the Minimum Condition (only with the consent of the Company) or waive any or all other Offer Conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered,
(iii) subject to the terms of the Merger Agreement, extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares which have been tendered during the period or periods for which the Offer is extended or (iv) subject to the terms of the Merger Agreement, otherwise amend the Offer.

  Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, except as described below, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of the occurrence of any of the events specified in Section 14, by giving oral or written notice to the Depositary, as described below, to (i) extend the period of time during which the Offer is open, and thereby delay acceptance of such payment of, and the payment for any Shares and (ii) amend the Offer in any other respect. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw any tendered Shares. See Section 4.

  There can be no assurance that the Purchaser will exercise its right to extend the Offer (other than as required by the Merger Agreement). Any extension, waiver, amendment or termination will be followed as promptly as practicable by public announcement. In the case of an extension, Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will not have any obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

  In the Merger Agreement the Purchaser has agreed that it will not, without the prior consent of the Company, extend the Offer, except that the Purchaser may, without the consent of the Company, (i) extend the Offer on one or more occasions for an aggregate period of not more than 20 days, if at the scheduled or extended Expiration Date of the Offer, the Minimum Condition shall not be satisfied, (ii) extend the Offer from time to time until the earlier to occur of (x) the satisfaction or waiver of all Offer Conditions or (y) August 31, 1998, if at the scheduled or extended Expiration Date any of the Offer Conditions (other than the Minimum Condition) which are reasonably capable of being satisfied shall not be satisfied or waived; provided, however, that notwithstanding the foregoing, if all Offer Conditions other than the HSR Condition have been satisfied or waived, and the HSR Condition is reasonably capable of being satisfied, the Purchaser may extend the Offer without the consent of the Company until October 31, 1998 (either such date, as applicable, being the "Extension Date"), (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer and (iv) extend the Offer on one or more occasions for an aggregate period of not more than 10 business days beyond the latest Expiration Date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence, if on such Expiration Date there shall not have been tendered at least 90% of the outstanding Shares on a fully diluted basis; provided, however, that, if the Offer is extended pursuant to this clause (iv), certain of the Offer Conditions shall be deemed satisfied at all times thereafter. The Merger Agreement further provides that if all of the Offer Conditions have not been satisfied or waived on any scheduled Expiration Date of the Offer then, provided that all such Offer Conditions are reasonably capable of being satisfied, Purchaser, at the request of the Company, will extend the Offer from time to time until the earlier to occur of (i) the satisfaction or waiver of such Offer Conditions or (ii) the Extension Date. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

  In addition, the Purchaser has agreed in the Merger Agreement that it will not without the consent of the Company, (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price, (iii) decrease the number of Shares subject to the Offer, (iv) amend any other term or condition of the Offer in any manner adverse to the holders of the Shares, or (iv) extend the Offer, except as provided above.

  If the Purchaser extends the Offer or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay the payment for shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of such bidder's offer.

  If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material Offer Condition (including, with the Company's consent, the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances then existing, including relative materiality of the change terms or information. With respect to a change in price or a change in the percentage of securities sought, a minimum period of 10 business days generally is required to allow for adequate dissemination to stockholders.

  The Company has provided the Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchaser, the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

  2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (and not properly withdrawn in accordance with Section 4) as soon as practicable after the Expiration Date. Any determination concerning the satisfaction of such terms and conditions shall be within the sole discretion of the Purchaser. See
Section 4. Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or, subject to the applicable rules of the Commission, payment for, Shares in order to comply in whole or in part with any applicable law, including without limitation, the HSR Act. See Section 15. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer).

  Parent has filed a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date such form was filed, unless early termination of the waiting period is granted. In addition, the Antitrust Division of the United States Department of Justice (the "Antitrust Division") or the United States Federal Trade Commission (the "FTC") may extend the waiting period by requesting additional information or documentary material from Parent. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the 10th day after substantial compliance by Parent with such request. See Section 15 hereof for additional information concerning the HSR Act and the applicability of the antitrust laws to the Offer.

  In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificate(s) representing tendered Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Shares (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and
(iii) any other documents required by the Letter of Transmittal.

  The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

  For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, tendered Shares if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment. Payment for Shares accepted pursuant to the Offer will be made by deposit of the aggregate purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to such tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID BY THE PURCHASER BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, the Purchaser's obligation to make such payment shall be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. If, for any reason whatsoever, acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Depositary may, nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

  If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

  If, prior to the Expiration Date, the Purchaser increases the consideration offered to stockholders pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, regardless of whether those Shares were tendered prior to the increase in consideration.

  Subject to the provisions of the Merger Agreement, the Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to Parent or one or more of their affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

  3. PROCEDURES FOR TENDERING SHARES

  Valid Tender of Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal or a facsimile thereof, properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares and any other required documents must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary along with the Letter of Transmittal, (ii) Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case, prior to the Expiration Date, or
(iii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

  If Share Certificates are forwarded to the Depositary in multiple deliveries, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each delivery. No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased.

  THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

  Book-Entry Transfer. The Depositary will make a request to establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal or a facsimile thereof, with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

  REQUIRED DOCUMENTS MUST BE TRANSMITTED TO AND RECEIVED BY THE DEPOSITARY AT ONE OF ITS ADDRESSES SET FORTH ON THE BACK COVER PAGE OF THIS OFFER TO PURCHASE. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

  Signature Guarantees. No signature guarantee is required on the Letter of Transmittal if the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

  If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

  Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

    (i) the tender is made by or through an Eligible Institution;

    (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary as provided below prior to the Expiration Date; and

    (iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery.

  Any Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

  Notwithstanding any other provisions hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations with respect to such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

  The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

  Appointment as Proxy. By executing a Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and any and all non-cash dividends, distributions, rights or other securities issued or issuable in respect of such Shares on or after June 12, 1998). All such proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective if, when and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares and other securities will, without further action, be revoked, and no subsequent proxies may be given. The designees of the Purchaser will, with respect to the Shares and other securities for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the Company's stockholders, or otherwise, and the Purchaser reserves the right to require that in order for Shares or other securities to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

  Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, to waive any of the Offer Conditions (subject to restrictions in the Merger Agreement) or any defect or irregularity in any tender with respect to Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

  The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

  Backup Withholding. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalty of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31% of the amount payable to such stockholder. All stockholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proven in a manner satisfactory to the Purchaser and the Depositary). Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

  4. WITHDRAWAL RIGHTS. Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after the Extension Date.

  If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this
Section 4; subject, however, to the Purchaser's obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay for the tendered Shares or return those Shares promptly after termination or withdrawal of the Offer. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the release of such Share Certificates, the serial numbers shown on the particular Share Certificates to be withdrawn must be submitted to the Depositary, and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded.

  All questions as to the form and validity (including, without limitation, time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, the determination of which will be final and binding. None of Parent, the Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

  Any Shares properly withdrawn will thereafter be deemed to not have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

  5. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. Sales of Shares pursuant to the Offer (and the receipt of the right to receive cash by stockholders of the Company pursuant to the Merger) will be taxable transactions for Federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be taxable transactions under applicable state, local, foreign and other tax laws, For Federal income tax purposes, a tendering stockholder will generally recognize gain or loss equal to the difference between the amount of cash received by the stockholder pursuant to the Offer (or to be received pursuant to the Merger) and the aggregate tax basis in the Shares tendered by the stockholder and purchased pursuant to the Offer (or cancelled pursuant to the Merger). Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer (or cancelled pursuant to the Merger). If tendered Shares are held by a tendering stockholder as capital assets, gain or loss recognized by the tendering stockholder will be capital gain or loss, which will be long-term capital gain or loss if the tendering stockholder's holding period for the Shares exceeds one year. However, for favorable long-term capital gains tax treatment generally such tendering stockholder must have held such Shares for in excess of 18 months.

  A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the IRS. Each stockholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding.

  If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the Federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

  THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS OFFER TO PURCHASE. THIS DISCUSSION MAY NOT BE APPLICABLE WITH RESPECT TO SHARES RECEIVED PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION OR WITH RESPECT TO HOLDERS OF SHARES WHO ARE SUBJECT TO SPECIAL TAX TREATMENT UNDER THE CODE, SUCH AS NON-U.S. PERSONS, LIFE INSURANCE COMPANIES, TAX-EXEMPT ORGANIZATIONS AND FINANCIAL INSTITUTIONS. STOCKHOLDERS OF THE COMPANY ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, AND POSSIBLE CHANGES IN SUCH TAX LAWS, WHICH MAY HAVE RETROACTIVE EFFECT).

  6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are traded on the Nasdaq National Market under the symbol "TRIP." The following table sets forth, for the periods indicated, the high and low sales prices per Share on the Nasdaq National Market as reported by the Nasdaq National Market and the Dow Jones News Retrieval Service:

                                                                    SALES PRICE
                                                                  ---------------
      YEAR                                                         HIGH     LOW
      ----                                                         ----     ---
      1996
        First Quarter............................................ $18.125 $15.750
        Second Quarter...........................................  21.375  16.375
        Third Quarter............................................  22.750  19.000
        Fourth Quarter...........................................  24.875  19.750
      1997
        First Quarter............................................  29.750  23.063
        Second Quarter...........................................  33.000  24.500
        Third Quarter............................................  36.500  28.438
        Fourth Quarter...........................................  35.500  30.250
      1998
        First Quarter............................................  38.500  31.500
        Second Quarter (through June 17, 1998).....................55.000  38.750

  On June 12, 1998, the last full trading day prior to the announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the Nasdaq National Market was $43.750 per Share. On June 17, 1998, the last reported sales price of the Shares on the Nasdaq National Market was $54.813 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

  The Company has not declared or paid any cash dividends on the Shares to date and does not plan to pay cash dividends to its stockholders in the future. Both the Company's existing bank facility and the indenture relating to the Company's 10 1/2% Senior Notes due 2003 restrict the Company from paying cash dividends to its stockholders, and there are also restrictions on the ability of the Company's operating subsidiaries to pay dividends to the Company. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

  7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

  Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market (the top tier market of the Nasdaq Stock Market), which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders (or 300 stockholders holding round lots) and having net tangible assets of at least $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq National Market with quotations published in the Nasdaq "additional list" or in one of the "local lists." However, if the number of holders of Shares falls below 300, or if the number of publicly held Shares falls below 100,000, or if there are not at least two market makers for Shares, NASD rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of June 9, 1998, there were approximately 2,400 holders of record of Shares and approximately 14,766,575 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in any tier of the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in any tier of the Nasdaq National Market, the market for such Shares could be adversely affected.

  In the event the Common Stock no longer meets the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Common Stock and availability of such quotations would depend, however, upon the number of holders of Common Stock remaining at such time, the interest in maintaining a market in the Common Stock on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

  Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq reporting. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Common Stock under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

  If registration of the Common Stock is not terminated prior to the Merger, then the Common Stock will be delisted from all stock exchanges and the registration of the Common Stock under the Exchange Act will be terminated following the consummation of the proposed Merger.

  Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, shares of the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

  8. CERTAIN INFORMATION CONCERNING THE COMPANY. Unless otherwise indicated, the information concerning the Company contained in this Offer to Purchase, including financial information (except the information described below under "Other Financial Information") has been taken from or is based upon publicly available documents and records on file with the Commission and other public sources. None of Parent, the Purchaser, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, the Purchaser, the Dealer Manager or the Information Agent.

  General. The Company's operations are conducted through a single business segment which consists of the manufacture and distribution of building products. The Company manufactures and sells hardwood flooring and other flooring and related products and manufactures and distributes kitchen and bathroom cabinets. The Company's products are used primarily in residential new construction and remodeling. The Company's products are also used for commercial applications such as retail stores and restaurants. The Company's business is seasonal, with demand for its products generally highest between April and November. The Company is a Delaware corporation incorporated in 1986 and its principal executive offices are located at 16803 Dallas Parkway, Dallas, Texas 75248.

  Financial Information. Set forth below is a summary of certain selected consolidated financial information with respect to the Company, excerpted or derived from the audited financial information of the Company contained in the Company's Annual Report on Form 10-K for the fiscal year ended January 2, 1998 and unaudited information of the Company contained in the Quarterly Report on Form 10-Q of the Company for the quarterly period ended April 3, 1998. More comprehensive financial information is included in such reports and other documents filed with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents, including the financial information and related notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission or the Nasdaq National Market in the manner set forth below under "Available Information."

                            TRIANGLE PACIFIC CORP.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 YEARS ENDED                          THREE MONTHS ENDED
                         ------------------------------------------------------------ ------------------
                         JANUARY 2, JANUARY 3, DECEMBER 29, DECEMBER 30, DECEMBER 31, APRIL 3,  APRIL 4,
                            1998       1997        1995         1994         1993       1998      1997
                         ---------- ---------- ------------ ------------ ------------ --------- ---------
                                                                                          (UNAUDITED)
OPERATING INFORMATION
Net Sales...............  $652,866   $534,261    $458,868     $410,159     $346,296   $ 173,442 $ 145,205
Net Income..............    31,759     25,624      22,005       18,802       (4,104)      6,834     5,859
Net Income Per Share ...      2.07       1.71        1.49          --           --          .44       .38
Weighted Common Shares
 Outstanding ...........    15,321     15,005      14,815          --           --       15,502    15,274
                             AT         AT          AT           AT           AT         AT        AT
                         JANUARY 2, JANUARY 3, DECEMBER 29, DECEMBER 30, DECEMBER 31, APRIL 3,  APRIL 4,
                            1998       1997        1995         1994         1993       1998      1997
                         ---------- ---------- ------------ ------------ ------------ --------- ---------
                                                                                          (UNAUDITED)
BALANCE SHEET INFORMA-
 TION
Current Assets..........  $207,738   $177,683    $162,294     $143,043     $108,584   $ 233,121 $ 192,162
Total Assets............   543,221    449,963     399,815      363,451      326,545     575,768   515,842
Current Liabilities.....    80,257     63,174      48,897       48,689       34,502      77,881    71,705
Long-term Debt..........   232,241    190,604     183,044      168,388      162,897     261,139   240,191
Total Liabilities.......   356,309    295,326     270,914      256,557      238,498     381,901   354,958
Total Stockholders'
 Investment.............   186,912    154,637     128,901      106,894       88,047     193,867   160,884

  Other Financial Information. During the course of discussions between Parent and the Company, the Company provided Parent with certain estimates showing estimated earnings per share for the Company of $2.18, $3.68, $4.39 and $5.31 for the fiscal years 1998, 1999, 2000 and 2001, respectively. In addition, the Company provided Parent with certain additional estimates of the Company's projected revenues and net income through the Company's fiscal year 2001. The Company does not as a matter of course make public any estimates as to future performance or earnings, and the estimates set forth above are included in this Offer to Purchase only because the information was provided to Parent. The estimates were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The foregoing information is "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing environmental, tax or accounting matters and other matters. The estimates were based on a number of assumptions, some of which inevitably will prove to be incorrect. None of the Company, the Purchaser or Parent or their respective advisers assumes any responsibility for the accuracy of any of the estimates. The inclusion of the foregoing estimates should not be regarded as an indication that the Company, the Purchaser, Parent or any other person who received such information considers it an accurate prediction of future events. Neither the Company nor Parent intends to update, revise or correct such estimates if they become inaccurate (even in the short term).

  Available Information. The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational and reporting requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and also should be available for inspection and copying at prescribed rates at the following regional offices of the Commission: Seven World Trade Center,

New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the world wide web at http://www.sec.gov that contains reports, proxy statements and other information. Reports, proxy statements and other information concerning the Company should also be available for inspection at the offices of the Nasdaq Stock Market, Reports Section at 1953 K Street, Washington, D.C. 20006.

  9. CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT.

  The Purchaser. The Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any unrelated activities since its organization. The principal executive offices of the Purchaser are located at c/o Armstrong World Industries, Inc., 313 West Liberty Street, P.O. Box 3001, Lancaster, Pennsylvania, 17604. The Purchaser is a wholly-owned subsidiary of Parent.

  Parent. Parent is a Pennsylvania corporation incorporated in 1891. Parent is a manufacturer of interior furnishings, including floor coverings, and building products which are sold primarily for use in the furnishing, refurbishing, repair, modernization and construction of residential, commercial and institutional buildings. It also manufactures various industrial and other products. Parent's Common Stock, par value $1.00 per share, is listed on the New York Stock Exchange under the symbol "ACK."

  The principal executive offices of Parent are located at 313 West Liberty Street, P.O. Box 3001, Lancaster, Pennsylvania 17604.

  Financial Information. Set forth below is a summary of certain consolidated financial data with respect to Parent and its subsidiaries, excerpted or derived from audited financial information presented in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Parent 1997 10-K"), and the unaudited financial information contained in Parent's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1998 (the "Parent 10-Q"). The financial information summary set forth below is qualified in its entirety by reference to the Parent 1997 10-K and the Parent 10-Q and the other documents, financial information and related notes contained therein which have been filed with the Commission, which are hereby incorporated herein by reference. Such reports and other documents may be inspected and copies may be obtained from the Commission, or the New York Stock Exchange, Inc. in the manner set forth below under "Available Information."

                       ARMSTRONG WORLD INDUSTRIES, INC.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        THREE MONTHS
                                   YEARS ENDED DECEMBER 31,            ENDED MARCH 31,
                         -------------------------------------------- -----------------
                           1997     1996     1995     1994     1993     1998     1997
                         -------- -------- -------- -------- -------- -------- --------
                                                                         (UNAUDITED)
OPERATING INFORMATION:
Net Sales............... $2,198.7 $2,156.4 $2,325.0 $2,226.0 $2,075.7 $  543.1 $  518.3
Operating Income........    322.0    255.9     44.1    294.6     98.5     77.1     74.8
Net Earnings............    185.0    155.9    123.3    210.4     63.5     46.5     45.5
Net Earnings applicable
 to Common Stock........    185.0    149.1    109.0    196.3     49.6     46.5     45.5
Earnings per Share-
 Diluted................     4.50     3.61     2.68     4.62     1.27     1.15     1.10
Weighted Average Shares
 Outstanding............     40.6     39.1     37.1     37.5     37.2     39.8     40.9
                                       AT DECEMBER 31,                  AT MARCH 31,
                         -------------------------------------------- -----------------
                           1997     1996     1995     1994     1993     1998     1997
                         -------- -------- -------- -------- -------- -------- --------
                                                                         (UNAUDITED)
BALANCE SHEET
 INFORMATION
Current Assets.......... $  600.0 $  564.5 $  722.7 $  549.5 $  511.5 $  618.1 $  607.8
Total Assets............  2,375.5  2,135.6  2,149.8  2,159.0  1,869.2  2,408.6  2,191.0
Current Liabilities.....    471.5    321.0    375.9    347.2    407.6    512.1    375.7
Long-term Debt..........    223.1    219.4    188.3    237.2    256.8    223.8    228.9
Shareholders' Equity....    810.6    790.0    775.0    735.1    569.5    830.0    781.1

  The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto.

  Except as described in this Offer to Purchase, none of Parent or Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto or any associate or majority owned subsidiary of Parent, the Purchaser or such persons beneficially owns any equity security of the Company, and none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing has effected any transaction in any equity security of the Company during the past 60 days.

  Except as described in this Offer to Purchase, none of Parent or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as described in this Offer to Purchase, none of Parent, or the Purchaser or, to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto has had any transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission.

  Except with respect to the transactions contemplated by the Merger Agreement, the Stock Tender Agreement and as described in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent or the Purchaser, or their respective subsidiaries, or to the best knowledge of Parent or the Purchaser, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its executive officers, directors or affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

  Available Information. Parent is subject to the informational and reporting requirements of the Exchange Act and Parent is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, stock options granted to them, the principal holders of Parent's securities, any material interests of such persons in transactions with Parent, and other matters are required to be disclosed in proxy statements distributed to Parent's respective stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection and copies may be obtained in the same manner as set forth for the Company under "Available Information" in Section 8. Parent's Common Stock, par value $1.00 per share, is listed on the New York Stock Exchange, and reports, proxy statements and other information concerning Parent should be available for inspection at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  10. SOURCE AND AMOUNT OF FUNDS. The Purchaser estimates that the total amount of funds required to acquire the outstanding Shares pursuant to the Offer, consummate the Merger, and to pay related fees and expenses will be approximately $908.1 million (or approximately $1.18 billion including the repayment of approximately $269 million of the Company's outstanding indebtedness (including the amount required to fund the Change of Control Offer (as defined below))). See Sections 12 and 16. The Offer is not conditioned upon any financing arrangements. Purchaser expects to obtain the funds required to consummate the Offer through capital contributions or advances made by Parent.

  Parent expects to fund the Offer and the Merger through the use of a combination of (i) internally generated funds and (ii) borrowings under (x) a $300 million existing credit facility (the "Existing Credit Facility") and (y) a new $1 billion credit facility (the "New Facility") to be provided by Morgan Guaranty Trust Company of New York, Bank of America NT&SA and The Chase Manhattan Bank (collectively, the "Lenders").

  Existing Credit Facility. Pursuant to a $300 million Credit Agreement, dated as of February 7, 1995, among Parent, Morgan Guaranty Trust Company of New York, as Agent, and the other banks that are parties thereto, as amended (the "Credit Agreement") Parent may borrow up to an aggregate of $300 million for general corporate purposes on a revolving basis. As of June 16, 1998, Parent had no outstanding indebtedness under the Credit Agreement. The Credit Agreement expires April 9, 2001. Loans under the Credit Agreement generally bear interest on the unpaid principal at [a rate per annum equal to the higher of (i) the prime rate described therein and (ii) the sum of 1/2 of 1% plus the federal funds rate. The covenants contained in the Credit Agreement include a minimum consolidated net worth test.

  New Facility. Pursuant to a bank commitment letter dated June 5, 1998 among Parent and the Lenders (the "Bank Commitment Letter"), the Lenders each have committed (the "Commitments") to provide up to approximately $333 million (and, collectively $1 billion in the aggregate) to fund the Offer and the Merger and related expenses, and for general corporate purposes.

  The Bank Commitment Letter provides that the New Facility will be established as a 364-day fully revolving credit facility. Loans will bear interest at rates based on the London interbank offered rate ("LIBOR") plus a facility fee and LIBOR margin based fee on the total outstanding indebtedness of Parent and its direct and indirect subsidiaries and the rating of Parent's senior unsecured long-term debt (including the Company and including indebtedness under the New Facility). The margin will range from 0.225% per year to 0.55%.

  The covenants will include a minimum consolidated net worth test. Parent has agreed to pay underwriting, agency and other fees to J.P. Morgan Securities Inc. ("JPMSI") and the Lenders or their affiliates and to pay certain other of its and their expenses. Parent has also agreed to indemnify JPMSI and the Lenders, their respective affiliates and their respective directors, officers and employees against certain types of losses and liabilities arising out of the commitment or the New Facility.

  The Commitments made by the Lenders are subject to the satisfaction of certain conditions including the following: (i) certain representations from Parent; (ii) the continued credit rating of Parent following the consummation of the transactions contemplated by the Merger Agreement; (iii) absence of material adverse changes in the financial condition, business, assets, results of operations or prospects of Parent or its subsidiaries or the Company; (iv) Lenders' satisfaction that, except as otherwise agreed, prior to and during any syndication of the New Facility there shall be no competing offer, placement or arrangement of debt securities or bank financing on behalf of Parent; (v) absence of adverse changes in the syndicated loan markets generally or in the regulatory environment that in the Lenders' reasonable judgment are likely to materially and adversely affect the syndication of the New Facility; and (vi) the negotiation and execution of definitive documentation with respect to the New Facility.

  The foregoing summary description of the Bank Commitment Letter does not purport to be complete. There is no assurance that the terms described below will be contained in the definitive documentation for the New Facility, and additional terms may be included. If for any reason the New Facility is not finalized or does not become available, Parent would require alternative funding which it would seek from other sources. Those sources might include bank borrowings or sales of debt or equity securities in the capital markets.

  It is anticipated that the indebtedness incurred by Parent in connection with the Offer and the Merger will be repaid from funds generated internally by Parent and its subsidiaries (including, after the Merger, if consummated, funds generated by the surviving corporation and its subsidiaries), proceeds of dispositions, through other sources which may include the proceeds of future bank refinancings, dispositions or the public or private sale of debt or equity securities, or through a combination of two or more such sources. No final decisions have been made, however, concerning the method Parent will employ to repay such indebtedness. Such decisions, when made, will be based on Parent's review from time to time of the advisability of particular actions, as well as on prevailing interest rates and financial and other economic conditions.

  11. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

  Parent and its affiliates have followed the business activities of the Company for some time, and at various times over the past few years senior executives of Parent have had discussions with the Company's senior executives and representatives of principal stockholders regarding Parent's interest in exploring a possible purchase of the Company.

  In February 1996, Frank A. Riddick, Parent's Senior Vice President and Chief Financial Officer, contacted representatives of Oaktree Capital Management LLC ("Oaktree"), which represents certain entities holding approximately 35% (on a fully-diluted basis) of the Company's outstanding capital stock, with a view to discussing Parent's interest in the Company. Representatives of Oaktree expressed that it was not interested at that time in exploring a sale of the Company.

  On May 15, 1996, Mr. Riddick met with representatives of Oaktree. The purpose of the meeting was to express Parent's interest in exploring a possible purchase of the Company and to discuss valuations of the Company. Mr. Riddick expressed Parent's willingness to pay $25 per share for the Company's Common Stock. Oaktree indicated its belief that, as a result of business opportunities that the Company was in the process of exploring, a per share price in the $40 range would be more appropriate. No further discussions took place.

  In January 1997, George A. Lorch, Parent's Chairman and Chief Executive Officer called Floyd F. Sherman, the Company's Chairman and Chief Executive Officer and met with him to discuss the possibility of a business combination transaction.

  By letter dated January 29, 1997, Parent engaged J.P. Morgan Securities Inc. ("J.P. Morgan") to act as Parent's financial advisor with respect to the possible acquisition by Parent of the Company.

  On March 20, 1997, Messrs. Lorch and Riddick and Robert J. Shannon, President of Parent's Worldwide Floor Products Operations, met with Mr. Sherman, M. Joseph McHugh (the Company's President and Chief Operating Officer) and Robert Symon (the Company's Chief Financial Officer at that time). The purpose of the meeting was to discuss the Company's business and gather information with a view to making a potential offer for the Company. Mr. Sherman expressed that if Parent wanted to make an offer, the Board of the Company would consider it.

  By letter dated March 26, 1997 from Mr. Lorch to Mr. Sherman, Parent submitted a preliminary non-binding proposal with respect to the acquisition of all of the common stock of the Company at a price of $32.00 per share through an all cash tender offer that would not be contingent upon financing.

  By letter dated April 7, 1997 from Mr. Sherman to Mr. Lorch, Mr. Sherman advised that Parent's unsolicited proposal was discussed with the directors of the Company, that the Company was not for sale at that time and that the Board had no interest in pursuing Parent's proposal.

  In late March or early April of 1998, a representative from Salomon, the Company's financial advisor, called Parent to say that the Company would likely be put up for sale through an auction process and that an invitation to participate would be forthcoming.

  By letter dated March 25, 1998, Parent reaffirmed its engagement of J.P. Morgan as its financial advisor with respect to the acquisition by Parent of the Company.

  By letter dated April 6, 1998, Parent received an invitation from Salomon to participate in a bidding process and to submit a preliminary indication of interest relating to the acquisition of the Company. At that time Parent received general information about the Company. In addition, on April 6, 1998, Parent executed a confidentiality agreement with respect to the information to be received regarding the Company.

  By letter dated April 24, 1998 to Salomon, Parent submitted a preliminary non-binding indication of interest with respect to a possible purchase of the Company.

  In early May, Salomon notified Parent by telephone that Parent would be included as one of the bidders in the auction process and Parent was invited to conduct due diligence in late May.

  During May, Parent submitted due diligence requests for and received information regarding the Company. On May 20 and May 21, 1998, Parent and its financial and legal advisors conducted business and financial due diligence at the offices of Salomon in New York, New York. During these due diligence sessions, various documentary due diligence was conducted and members of the Company's senior management team made presentations to prospective bidders.

  By letter dated May 22, 1998, Parent received bid instructions, as well as a draft of the Merger Agreement.

  From May 26, 1998 through June 8, 1998, members of Parent's financial and legal due diligence team conducted additional due diligence, including at the offices of the Company's external auditors and legal advisors in Dallas, Texas. In addition, during this period, members of Parent's senior management and members of Parent's Board of Directors met with a representative of J.P. Morgan, financial advisor to Parent, to discuss, among other things, valuation of the Company, a possible merger and the conditions to the transaction.

  On June 3, 1998, the Board of Directors of Parent authorized and approved the submission of a bid by Parent with respect to the Offer and the Merger, approved and adopted, and authorized the execution and delivery of, the form of Merger Agreement with such changes as necessary and appropriate and the Stock Tender Agreement, and authorized and directed negotiations with respect thereto.

  On June 5, 1998, Parent submitted its proposal to acquire Shares of the Company's common stock at a price of $55.00 per Share in cash, subject to the execution and delivery of the Stock Tender Agreement and the retention of certain key employees of the Company. Parent's comments to the draft Merger Agreement accompanied Parent's proposal.

  On June 8, 1998, Parent and J.P. Morgan were notified by representatives of Salomon that Parent would be given an opportunity to conduct plant tours and to meet with counsel to the Company to discuss the Merger Agreement.

  On June 9, 1998 meetings among the representatives of the Company, Parent and the Purchaser were held during which negotiations on the Merger Agreement were conducted and additional legal and financial due diligence regarding the Company was conducted by Purchaser. Negotiations with respect to the Merger Agreement addressed, among other things, the circumstances under which the termination fee would be payable, the amount of the termination fee, provisions imposing restrictions on the Company's ability to enter into a competing transaction, representations and warranties and the conditions to the Offer. On June 9 and 10, 1998, members of Parent's due diligence team conducted additional due diligence at several of the Company's plants.

  Parent was advised that the Board of Directors of the Company would analyze various offers submitted by bidders with respect to the Company on June 10, 1998. On the morning of June 10, Parent had discussions with Messrs. Sherman and McHugh and reached a general understanding regarding their respective roles with the Company following consummation of the Merger. After the Company's Board meeting, Salomon contacted J.P. Morgan to seek from Parent a higher price and certain other modifications to the Merger Agreement.

  On June 11, 1998, members of senior management of Parent and the Company and representatives of J.P. Morgan and Salomon had various discussions regarding pricing and termination fees. At the end of such discussions Parent increased its proposed per Share offer price to $55.50. Simultaneously with such discussions, the negotiation of the Merger Agreement continued.

  On June 12, 1998, the Board of Directors of the Company unanimously (with one member absent) approved the Offer, the Merger and the Merger Agreement (subject to modifications by the appropriate officers of the Company), and determined that the terms of the Offer, the Merger and the Merger Agreement are fair to, and in the best interests of, the stockholders of the Company. In addition, the Board of Directors of the Company determined to recommend that stockholders of the Company accept the proposed Offer and tender their Shares pursuant to the Offer. On June 12, 1998, Salomon delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date thereof, the consideration to be received by the stockholders of the Company in the Offer and the Merger, is fair, from a financial point of view, to such stockholders.

  On June 12, 1998, the Company entered into the Merger Agreement and the Stock Tender Parties entered into the Stock Tender Agreement with the Purchaser and Parent.

  12. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER AGREEMENT; STOCK TENDER AGREEMENT.

  Purpose. The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. Following the Offer, Parent and the Purchaser intend to acquire any remaining equity interests in the Company not acquired in the Offer by consummating the Merger. Upon consummation of the Merger, the Company will become a wholly-owned subsidiary of Parent. Accordingly, the Shares will cease to be publicly traded and will no longer be quoted on the Nasdaq National Market.

  Plans for the Company. It is expected that, initially following the Merger, the business and operations of the Company will continue without substantial change. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such further actions as it deems appropriate under the circumstances then existing. Such actions could include changes in the Company's business, corporate structure, certificate of incorporation, by-laws, capitalization, Board of Directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

  The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate directors to serve on the Board of Directors of the Company as described below under "Merger Agreement--The Company's Board of Directors." The Merger Agreement also provides that the directors of the Purchaser at the Effective Time of the Merger will, from and after the Effective Time, be the initial directors of the Company after the Merger.

  Upon consummation of the Merger, Parent may amend and restate the Company's Certificate of Incorporation and by-laws to, among other things, provide for a non-staggered board of directors and to otherwise amend or delete provisions that will no longer be appropriate for a privately-held company.

  Simultaneously with or following the Merger, Parent may or may cause the Company to refinance or repay approximately $269 million of outstanding indebtedness under its existing credit facility (including amounts required for the Change of Control Offer described below).

  Pursuant to the Indenture dated as of August 1, 1993 between the Company, as issuer, and First Trust National Association, as trustee, relating to the Company's 10 1/2% Senior Notes due 2003 (the "Senior Notes"), following the acquisition by Parent or the Purchaser of beneficial ownership of more than 50% of the Shares, the Company will be required to make an offer (the "Change of Control Offer") to holders of such Senior Notes to repurchase the Senior Notes at a purchase price in cash in an amount equal to 101% of the principal amount of such Senior Notes, plus accrued and unpaid interest thereon, if any, to the purchase date thereof and to repurchase such Senior Notes within 40 business days after the acquisition of such Shares.

  George A. Lorch, Chairman and Chief Executive Officer of Armstrong and Frank
A. Riddick, Chief Financial Officer of Armstrong, have had discussions with Floyd F. Sherman, Chairman of the Board and Chief Executive Officer of the Company, and Joseph McHugh, President of the Company, concerning the roles Messrs. Sherman and McHugh will play following the consummation of the offer. They have reached an understanding that, following receipt of certain payments due to them upon a voluntary termination following a change of control, Messrs. Sherman and McHugh will remain with the Company, for a one-year period, most likely in their current or similar positions and will not compete with or select employees for a one-year period after their employment. It is anticipated that Mr. Sherman also will become President of Parent's wood flooring and cabinet operations. Mr. McHugh expects to retire approximately one year after the transaction.

  Merger Agreement. The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 8, "Available Information," of this Offer to Purchase.

  The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to the prior satisfaction or waiver of the Offer Conditions (which are set forth in Section 14), the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser may modify and extend the terms of the Offer as described in Section 1. Subject to the terms and conditions of the Offer, the Purchaser shall pay, as soon as reasonably practicable after it is permitted to do so under applicable law, for all Shares validly tendered and not withdrawn. See Section 4.

  The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Delaware law, the Purchaser will be merged with and into the Company as soon as practicable after satisfaction or waiver of the conditions set forth in the Merger Agreement (the "Effective Time"), with the Company continuing as the surviving corporation in the Merger (the "Surviving Corporation"). In the Merger, each issued and outstanding Share (other than Shares owned directly or indirectly by the Parent, Purchaser or any of their subsidiaries or by the Company as treasury stock and Shares the holder of which has perfected appraisal rights under the DGCL) will be converted into the right to receive $55.50 per Share, without interest.

  The Merger Agreement provides that the certificate of incorporation and bylaws of the Company at the Effective Time will be the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided by law. The Merger Agreement provides that the directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation, and the officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

  The Company's Board of Directors. The Merger Agreement provides that, commencing upon the purchase of Shares pursuant to the Offer, and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of (i) the total number of directors on the Board (giving effect to any directors elected as described in this sentence) and (ii) the percentage that (A) the aggregate number of shares of Common Stock beneficially owned by Purchaser or any of its affiliates (including Shares accepted for payment in the Offer, provided funds therefor have been deposited with the Depositary) is to (B) the total number of Shares then outstanding. The Company has agreed to take any and all actions within the Company's power necessary to cause the Purchaser's designees to be appointed to the Company's Board of Directors (including by increasing the size of such Board using its best efforts to cause incumbent directors to resign). The Company also has agreed to use its best efforts to cause persons designated by the Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company, each board of directors of each subsidiary of the Company and each committee of each such board as such persons represent on the Board of Directors of the Company. In the Merger Agreement, the Company has agreed to mail to the Company's stockholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and, if necessary, seeking the resignation of one or more existing directors. However, the Merger Agreement further provides that until the Effective Time, the Company will retain as members of its Board of Directors at least two directors who are directors of the Company at the date of the Merger Agreement ("Company Designees"). The Merger Agreement also provides that following the time that the Purchaser's designees to the Company's Board of Directors constitute a majority of the Board, any amendment of the Merger Agreement, any termination of the Merger Agreement by the Company, any extension of time for performance of any of the obligations of the Purchaser or Parent under the Merger Agreement, any waiver of any condition to the obligations of the Company or of any of the Company's rights under the Merger Agreement or other action by the Company under the Merger Agreement may be effected only by the action of a majority of the Company Designees, provided that if there shall be no such Company Designees, such actions may be effected by unanimous vote of the entire Board of Directors.

  Company Stock Options. Pursuant to the Merger Agreement, all outstanding options held by all current and former employees and directors of the Company to purchase Common Stock (the "Company Stock Options") granted under any employee stock option or compensation plan or arrangement of the Company (the "Company Stock Plans"), whether or not then exercisable, will be made fully vested and exercisable and cancelled by the Company immediately before the earlier of (i) the consummation of the Offer or (ii) the Effective Time, and thereafter, each holder's sole right shall be to, and each holder will, be paid by the Company for each Share subject to such Company Stock Option an amount in cash (subject to any applicable withholding taxes) equal to the difference between the Offer Price and the exercise price per share of such Company Stock Option, which amount shall be paid by the Company at the time such Company Stock Option is cancelled. The Company will use its best efforts to obtain any necessary consents and make any amendments to the terms of the Company Stock Plans to the extent such consents or amendments are necessary to give effect to the foregoing. Prior to the Effective Time the Company Stock Plans will be terminated and provisions in any other benefit plan providing for the issuance or grant of any other interest in respect of the Company's capital stock or any subsidiary shall be deleted. In addition, upon consummation of the Offer, Parent has agreed to make a loan to the Company, on commercially reasonable terms, in an amount sufficient for the Company to make payments to the holders of the Company Stock Options, or, if such amount cannot be borrowed by the Company for any reason, to contribute such amount to the Company.

  Warrants. Pursuant to the Merger Agreement, all outstanding Warrants of the Company (other than the Bank Warrants (as defined below) which shall be treated as described herein, and Warrants owned by Parent, the Purchaser or any other direct or indirect subsidiary of Parent, which Warrants shall be cancelled and extinguished at the Effective Time, with no payment being made with respect to such Warrants) shall, following the Effective Time, be exercisable only for an amount in cash equal to the product of (i) the number of Shares issuable upon exercise of such Warrant and (ii) the difference between the Offer Price and the per Share exercise price per Warrant, without interest, which amount shall be paid from and after the Effective Time upon surrender to the paying agent for the Offering of the warrant certificates for cancellation. The Company has agreed to take all actions necessary to ensure that following the Effective Time the Warrants shall represent only the right to receive the consideration specified in the preceding sentence, all agreements with respect to the Warrants shall be terminated and cancelled and no party to such Warrant agreements shall have the right to acquire any capital stock of the Company, Parent, the Surviving Corporation or any of their respective subsidiaries. In addition, with respect to certain rights held by certain banks and other financial institutions (the "Bank Warrants") entitling them to receive an aggregate of not more than 4,858 Shares (upon payment of $.01 per Share) upon the exercise of the Warrants described above, the Company has agreed to use its best efforts to (i) obtain prior to the Effective Time, consents or waivers from each bank and financial institution whereby such institutions agree to receive, upon presentment of their Bank Warrants, cash equal to the product of (x) the number of Shares issuable upon exercise of such Bank Warrant and (y) the difference between the Offer Price and the per Share exercise price per Bank Warrant, without interest, (ii) ensure that following the Effective Time (A) the Bank Warrants shall represent only the right to receive cash in an amount equal to the per share Offer Price less $.01 per Share, (B) the agreement with respect to the Bank Warrants is terminated and cancelled and (C) no party to such agreements shall have the right to acquire any capital stock of the Company, Parent, the Surviving Corporation or any of their respective subsidiaries.

  Approval Required; Stockholders Meeting. The DGCL requires, among other things, that the adoption of any plan of merger or consolidation of the Company must be approved by the Board of Directors of the Company and, if the "short form" merger procedure described below is not available, by the holders of a majority of the Company's outstanding Shares. The Board of Directors of the Company has approved the Offer, the Merger and the Merger Agreement; consequently, the only additional action of the Company that may be necessary to effect the Merger is approval by such stockholders if the "short-form" merger procedure described below is not available. Under the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by the Purchaser), is generally required to approve the Merger. If the Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding shares, it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company. However, the DGCL also provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if, as a result of the Offer or otherwise, the Purchaser acquires or controls the voting power of at least 90% of the outstanding Shares, the Purchaser could (and, under the Merger Agreement, is required to) effect the Merger using the "short-form" merger procedures without prior notice to, or any action by, any other stockholder of the Company.

  Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the consummation of the Offer, for the purpose of voting upon the Merger and the adoption of the Merger Agreement. The Merger Agreement provides that in connection with the Special Meeting, the Company will (i) as soon as reasonably practicable after the consummation of the Offer, prepare and file with the Commission a proxy statement and other proxy materials relating to the Merger and the Merger Agreement and (ii) use its best efforts to have such proxy statement and any supplement or amendment thereto cleared by the Commission. If the Purchaser acquires at least a majority of the outstanding Shares, the Purchaser will have sufficient voting power to approve the Merger, even if no other stockholder votes in favor of the Merger. The Company has agreed, subject to its fiduciary duties under applicable law, to include in the proxy statement the recommendation of the Board of Directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

  Interim Operations. The Company has agreed that during the period from the date of the Merger Agreement until the Effective Time (except as expressly permitted by the Merger Agreement or as otherwise indicated, or as required by a governmental entity or agreed to in writing by Parent) the business of the Company and its subsidiaries shall be conducted only in the ordinary course in all material respects, in substantially the same manner as previously conducted and the Company and its subsidiaries will use reasonable efforts to preserve intact their present lines of business and keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors, and others having business dealings with them. In addition, subject to the exceptions described above, each of the Company and its subsidiaries will not:

    (i) (x) declare or pay any dividends on, or make any other distributions (whether in stock, cash or property) in respect of, any of its capital stock, except dividends by a wholly owned direct or indirect subsidiary of the Company to such subsidiary's parent, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction, or (z) repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into or exercisable for any shares of its capital stock except to the extent required under the Company's employment agreements;

    (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Company voting debt instruments (collectively, "Company Voting Debt"), or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Company Voting Debt, or enter into any agreement with respect to the foregoing, other than (A) the issuance of Common Stock upon the exercise of stock options of the Company outstanding on the date of the Merger Agreement in accordance with their present terms or upon the exercise of Warrants or (B) issuances by a wholly owned subsidiary of the Company of capital stock to such subsidiary's parent;

    (iii) except to the extent required to comply with its obligations under the Merger Agreement, required by law or required by the rules and regulations of the Nasdaq National Market, amend their respective certificates of incorporation, bylaws or other governing documents;

    (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of the Company and its subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (A) internal reorganizations or consolidations involving existing wholly owned subsidiaries of the Company or (B) the creation of new subsidiaries of the Company organized to conduct or continue activities otherwise permitted by the Merger Agreement that in the case of clause (A) or (B) would not otherwise be prohibited by or result in a breach of these provisions. Other than (x) internal reorganizations or consolidations involving existing wholly owned subsidiaries of the Company and (y) as may be required by or in conformance with law or regulation in order to permit or facilitate the transactions contemplated by the Merger Agreement, the Company shall not, and shall not permit any wholly owned subsidiary of the Company to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of wholly owned subsidiaries of the Company) which are material, individually or in the aggregate, to the Company other than sales of inventory in the ordinary course of business.

    (v) (A) create, assume or incur any indebtedness, guarantee or endorse any such indebtedness of another person, issue any debt securities, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or guarantee any debt securities of another person, other than indebtedness incurred under the Company's existing credit agreement or other indebtedness in an aggregate amount not to exceed $500,000, (B) except in the ordinary course of business consistent with past practice make any loans, advances or capital contributions to, or investments in, any other person, other than by the Company or a wholly owned subsidiary of the Company to or in the Company or any wholly owned subsidiary of the Company or (C) except in the ordinary course of business consistent with past practice pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), provided, however, that the Company may refinance indebtedness under its existing credit agreement;

    (vi) other than in accordance with the provisions of the Merger Agreement and unless required by law or to maintain the tax qualification of any Company benefit plan, (A) increase any employee benefits provided to, or, except in the ordinary course of business consistent with past practices, increase the compensation or fringe benefits payable to, any employee or former employee of the Company or any subsidiary of the Company, (B) adopt, enter into, terminate or amend in any material respect any employment contract, collective bargaining agreement or Company benefit plan; (C) pay any benefit not provided for under any Company benefit plan or any other benefit plan or arrangement of the Company and its subsidiaries; or (D) increase in any manner the severance or termination pay of any officer or employee;

    (vii) change its methods of accounting in effect as December 31, 1997, except as required by changes in U.S. generally accepted accounting principles as concurred in by the Company's independent auditors;

    (viii) enter into any agreement of a nature that would be required to be filed as an exhibit to Form 10-K under the Exchange Act, other than contracts for the sale of the Company's or its subsidiaries' products in the ordinary course of business; or

    (ix) knowingly take any actions that would make any representation or warranty of the Company contained in the Merger Agreement untrue or incorrect in any material respect as of the date when made or as of the closing date of the Merger;

    (x) authorize any of, or commit to agree to take any of the foregoing actions.

  Employee Benefits. Parent has agreed to cause the Surviving Corporation to maintain until December 31, 1999 employee benefit plans or policies (other than those based on shares of Common Stock) for the benefit of the employees of the Company and its subsidiaries (other than those employees who are employed pursuant to a collective bargaining agreement or who are members of a collective bargaining unit or labor union) which are substantially comparable in the aggregate to the employee benefit plans of the Company in effect on the date of the Merger Agreement (other than stock-based plans or stock-based provisions in the plans). The Company's employees shall be given credit, for purposes of any service requirements for participation in the Parent employee benefit plans for which they become eligible, if any, for their period of service with the Company prior to the Effective Time. Parent has acknowledged that the transactions contemplated by the Merger Agreement will constitute a change of control under certain employment agreements and accordingly require certain payments thereunder.

  No Solicitations. In the Merger Agreement, the Company has agreed that, except as provided below, until the earlier of the termination of the Merger Agreement or the Effective Date, neither the Company nor any of its subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or a significant portion of the assets of it or any of its subsidiaries or any purchase or sale of more than 25% of the equity securities of the Company or any equity securities of any Significant Subsidiary (as that term is defined in Rule 405 under the Securities Act of 1933, as amended) (any such proposal or offer whether or not in writing or in sufficient detail to be accepted and whether or not conditional (other than a proposal or offer made by Parent or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). In addition, the Company agreed that neither it nor any of its subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its subsidiaries' directors, officers, employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors is permitted to, at any time prior to the acceptance for payment of the Shares pursuant to the Offer, (i) engage in discussions or negotiations with, or provide information to, any person in response to an unsolicited Acquisition Proposal by such person if (A) the Board of Directors of the Company concludes in good faith that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below) and (B), before providing any information to such person, the Board of Directors receives from such person an executed confidentiality agreement; and (ii) if the Board of Directors concludes in good faith that such unsolicited Acquisition Proposal constitutes a Superior Proposal (x) recommend approval of such Superior Proposal, (y) in response to such Superior Proposal, withdraw or modify in an adverse manner the approval of the Company's Board of Directors, or (z) enter into an agreement in principle or a definitive agreement with respect to such Superior Proposal, provided, however, that, in the case of either (i) or (ii) the Board of Directors of the Company determines in good faith after consultation with outside counsel that it should take such action consistent with its fiduciary duties under applicable law. The Company has agreed to (i) notify Parent promptly after receipt of any Acquisition Proposal (or any indication that any person is considering making an Acquisition Proposal) or any decision to provide non-public information relating to the Company or any of its subsidiaries to any person that may be considering making, or has made, an Acquisition Proposal, including a description of the material terms thereof. For the purposes hereof, a "Superior Proposal" means a bona fide unsolicited Acquisition Proposal which the Company's Board of Directors concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, provides for a transaction that, taking into account its likelihood of completion, is more favorable to the Company's stockholders (in their capacity as stockholders), than the transactions contemplated by the Merger Agreement.

  Directors' and Officers' Insurance; Indemnification. The Merger Agreement provides that until the expiration of all applicable statutes of limitations, from and after the consummation of the Offer, the Company shall and Parent shall cause the Company to, and from and after the Effective Time, Parent and Surviving Corporation (each, an "Indemnifying Party") shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries ("Indemnified Parties") against all losses, claims, damages, liabilities, fees, penalties and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement arising out of actions or omissions occurring at or before the consummation of the Offer) (including losses incurred in connection with such person's serving as a trustee or other fiduciary in any entity if such service was at the request or for the benefit of the Company or any of its subsidiaries), to the fullest extent permitted by Delaware law, such right to include the right to advancement of expenses incurred in the defense of any action or suit promptly after statements therefor are received to the fullest extent permitted by law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such party is not entitled to indemnification. Notwithstanding the foregoing, an Indemnifying Party shall not be liable for any settlement of any claim effected without such Indemnifying Party's written consent, which consent shall not be unreasonably withheld.

  The Merger Agreement also provides that the Surviving Corporation shall until the sixth anniversary of the Effective Time, cause to be maintained in effect, to the extent available, the policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries as of the date of the Merger Agreement (or policies of at least the same coverage and amounts containing terms that are no less favorable to the insured parties), in each case including for claims arising from facts or events that occurred at or before the consummation of the Offer. In addition, the Merger Agreement provides that the provisions relating to indemnification contained in the Company's certificate of incorporation and bylaws (and following the Effective Time, the Surviving Corporation) will not for a period of ten years following the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or before the consummation of the Offer were entitled to advances, indemnification or exculpation thereunder.

  Conditions to the Merger. The Merger Agreement provides that the respective obligations of the Company, Parent and the Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (i) no laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or governmental entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; (ii) any applicable waiting period (and any extension thereof) under the HSR Act relating to the Merger shall have expired or been terminated; (iii) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer; and (iv) the Merger Agreement having been adopted by the requisite vote of the stockholders of the Company, if required by applicable law, in order to consummate the Merger. In addition, the obligations of (A) Parent and the Purchaser to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions:
(x) each of the representations and warranties of the Company contained in the Merger Agreement being true and correct on the closing date of the Merger; and
(y) performance or compliance in all material respects with all agreements and covenants required to be performed by the Company under the Merger Agreement at or before the closing of the Merger and (B) the Company to consummate the Merger are subject to the satisfaction or waiver of the following additional conditions: (1) each of the representations and warranties of Parent and the Purchaser contained in the Merger Agreement being true and correct on the closing date of the Merger and (2) performance or compliance in all material respects with all agreements and covenants required to be performed by Parent and the Purchaser under the Merger Agreement at or before the closing of the Merger.

  Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, financial statements, public filings, conduct of business, compliance with laws, litigation, title to property, non-contravention, consents and approvals, opinions of financial advisors, undisclosed liabilities and the absence of certain changes with respect to the Company since January 2, 1998.

  Termination; Fees. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company: (i) by the mutual written consent of the Company and Parent, by action of their respective boards of directors; (ii) by either of the Company, on the one hand, or Parent and Merger Sub, on the other hand (A) if Shares shall not have been purchased pursuant to the Offer on or before the Extension Date, (B) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, (C) if, due to the failure of one of the Offer Conditions (other than the condition set forth in paragraph (g) of Section 14) to occur, Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or before five business days following the date of the initial public announcement of the Offer or (D) if, due to a failure of any of the Offer Conditions, the Offer is terminated or expires in accordance with its terms and the terms of the Merger Agreement without Parent or Merger Sub, as the case may be, purchasing any Shares thereunder; (iii) by the Company (A) if, before the purchase of Shares pursuant to the Offer, the Board of Directors either shall (x) have entered into an agreement with respect to a Superior Proposal, (y) have recommended a Superior Proposal or (z) have withdrawn or modified in an adverse manner to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger (or the Board of Directors resolves to do any of the foregoing) or (B) if Parent or the Purchaser shall have terminated the Offer, or the Offer shall have expired in accordance with its terms and the terms of the Merger Agreement without Parent or the Purchaser, as the case may be, purchasing any Shares pursuant thereto; (iv) by Parent and the Purchaser if, before the purchase of Shares pursuant to the Offer, the Board of Directors of the Company shall (A) have recommended an Acquisition Proposal, (B) have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer, the Merger Agreement or the Merger or (C) have executed an agreement in principle or definitive agreement relating to an Acquisition Proposal or similar business combination with a person other than Parent, the Purchaser or their affiliates (or the Board of Directors of the Company resolves to do any of the foregoing).

  In the event that (i) the Company terminates the Merger Agreement pursuant to clause (iii)(A) of the previous paragraph, or if Parent terminates the Merger Agreement pursuant to clause (iv) of the previous paragraph or (ii) the Merger Agreement is terminated for any other reason (other than the breach of this Agreement by Parent or the Purchaser and other than by mutual agreement of the parties thereto) and, in the case of this clause (ii) only, (A) at the time of such termination there was pending an Acquisition Proposal from a third party and (B) the transactions contemplated by such Acquisition Proposal with such third party are consummated with such third party within one year after such termination, then the Company shall pay to Parent a termination fee in an amount equal to $28 million.

  Credit Agreement. In connection with the Credit Agreement, the Company has agreed to use its best efforts to obtain all necessary waivers and consents prior to the consummation of the Offer so that the transactions contemplated by the Merger Agreement will not result in or constitute a default under the Credit Agreement. In the event that (i) such waivers and consents are not obtained; (ii) the transactions contemplated by the Merger Agreement result in a default under the Credit Agreement and the lenders thereunder accelerate the payment of outstanding indebtedness thereunder; and (iii) the Company, after using its best efforts, is unable to refinance or repay such indebtedness, then, Parent has agreed following the consummation of the Offer, to make a loan to the Company in an amount sufficient for the Company to repay the outstanding indebtedness under the Credit Agreement and any other obligations under the Credit Agreement, or, if such amount cannot be borrowed by the Company for any reason, to contribute such amount to the Company.

  Fees and Expenses. The Merger Agreement provides that, except as provided above under "Termination; Fees", all expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (i) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the Company or its subsidiaries; (ii) expenses incurred in connection with the filing, printing and mailing of the Offer materials, the Schedule 14D-9 and, if required, the Proxy Statement, which shall be shared equally by Parent and the Company; and (iii) amounts loaned or contributed by Parent to the Company as described herein, shall be repaid by the Company or the Surviving Corporation, as the case may be, on commercially reasonable terms.

  Stock Tender Agreement. The following is a summary of the material terms of the Stock Tender Agreement. This summary is qualified in its entirety by reference to the Stock Tender Agreement which is incorporated herein by reference, a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Tender Agreement may be examined and copies may be obtained at the place and in the manner as set forth in Section 8 of this Offer to Purchase.

  After the execution of the Merger Agreement, the Purchaser, Parent and the Stock Tender Parties entered into the Stock Tender Agreement. Pursuant to such Agreement, so long as the Company, Parent or the Purchaser has not terminated the Merger Agreement, the Stock Tender Parties have agreed to validly tender (and not thereafter withdraw) the Shares owned by them pursuant to and in accordance with the terms of the Offer. As of June 9, 1998, the Stock Tender Parties owned a total of 5,909,184 Shares, representing approximately 35% of the outstanding Shares calculated on a fully diluted basis.

  In connection with the Stock Tender Agreement, the Stock Tender Parties have made certain customary representations, warranties and covenants, including with respect to (i) ownership of the Shares, (ii) the Stock Tender Parties' authority to enter into and perform their respective obligations under the Stock Tender Agreement, (iii) the ability of the Stock Tender Parties to enter into the Stock Tender Agreement without violating other agreements to which they are party, (iv) the absence of liens and encumbrances on and in respect of the Stock Tender Parties' Shares and (v) restrictions on the transfer of the Stock Tender Parties' Shares.

  13. DIVIDENDS AND DISTRIBUTIONS. As described above, the Merger Agreement provides that, prior to the Effective Time, the Company and each of its subsidiaries will not (i) declare or pay any dividend on or make other distributions (whether in stock, cash or property) in respect of any of its capital stock, except dividends by a wholly owned direct or indirect subsidiary of the Company to such subsidiary's parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned subsidiary of the Company which remains a wholly owned subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of capital stock or any securities convertible into or exercisable for any shares of its capital stock.

  If, on or after the date of the Merger Agreement, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) issue or sell, or enter into any arrangement or contract with respect to the issuance or sale of, any additional securities (including rights, options or warrants, conditional or otherwise) of the Company or otherwise cause an increase in the number of outstanding securities (including rights, options or warrants, conditional or otherwise) of the Company, or (iii) acquire currently outstanding Shares or otherwise cause a reduction in the number of outstanding Shares, then, subject to the provisions of Section 14, the Purchaser, in its sole judgment, may make such adjustments in the Offer Price and the other terms of the Offer as it deems appropriate in the Offer Price and other terms of the Offer (including, without limitation, the number and type of securities offered to be purchased, the amounts payable therefor and the fees payable hereunder).

  If, on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution (including the issuance of any securities) on or issue any rights with respect to the Shares payable or distributable to stockholders of record on a date before the transfer to the name of the Purchaser or its nominee or transferee on the Company's stock transfer records of the Shares accepted for payment pursuant to the Offer, then, subject to the provisions of Section 14, (i) the Offer Price payable by the Purchaser pursuant to the Offer may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (ii) the whole of any such non-cash dividend, distribution or right (a) will be received and held by the tendering stockholder for the account of the Purchaser and shall be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer and (b) at the direction of the Purchaser, will be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will be remitted promptly to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser, in its sole discretion.

  Pursuant to the terms of the Merger Agreement, the Company is prohibited from taking any of the actions described in the preceding paragraphs and nothing herein shall constitute a waiver by the Purchaser or Parent of any of its rights under the Merger Agreement or a limitation of remedies available to the Purchase or Parent for any breach of the Merger Agreement, including termination thereof.

  14. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights pursuant to the Merger Agreement to extend and amend the Offer at any time, in its sole discretion, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer, if, in the sole judgment of the Purchaser (i) any applicable waiting period under the HSR Act has not expired or been terminated, (ii) the Minimum Condition has not been satisfied or (iii) at any time on or after the date of this Offer to Purchase and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur:

    (a) there shall have been any statute, rule, regulation, judgment, decision, action, order or injunction promulgated, entered, enforced, enacted or issued applicable to the Offer or the Merger by any federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission that (1) prohibits the consummation of the Offer or the Merger, (2) prohibits Parent's or the

  Purchaser's ownership or operation of all or a majority of the Company's businesses or assets, or imposes any material limitations on Parent's or the Purchaser's ownership or operation of all or a majority of the Company's businesses or assets or would have a material adverse effect on the Company and its subsidiaries taken as a whole or (3) imposes material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any Shares to be accepted for payment pursuant to the Offer including, without limitation, the right to vote such Shares on all matters properly presented to the stockholders of the Company or any federal or state governmental regulatory or administrative agency or authority shall have commenced or threatened to commence litigation or another proceeding intended to achieve the results set forth in clauses (1) through (3) above; provided, that the parties shall have used their reasonable best efforts to cause any such statute, rule, regulation, judgment, order or injunction to be vacated or lifted;

    (b) (1) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and accurate as of the date of the Merger Agreement and at the scheduled or extended expiration of the Offer (except for those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time which need only be true and accurate as of such date or with respect to such time period), except where the failure of such representations or warranties to be true and accurate, individually or in the aggregate, does not have a material adverse effect on the Company and its subsidiaries taken as a whole or (2) the Company shall have breached or failed to perform or comply in any material respect with any covenant required by the Merger Agreement to be performed or complied with by it;

    (c) the Merger Agreement shall have been terminated in accordance with its terms;

    (d) it shall have been publicly disclosed that any person, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of more than a majority of the then-outstanding Shares, through the acquisition of stock, the formation of a group or otherwise;

    (e) the Board of Directors of the Company (or any committee thereof) shall have withdrawn or modified in a manner adverse to Parent or Merger Sub its approval or recommendation of the Offer or the Merger or the adoption of the Merger Agreement or recommended an Acquisition Proposal other than the one contemplated by the Merger Agreement, or shall have executed an agreement in principle or a definitive agreement relating to such an Acquisition Proposal or similar business combination with a person or entity other than Parent, the Purchaser or their affiliates, or the Board of Directors of the Company shall have adopted a resolution to do the foregoing;

    (f) there shall have occurred and be continuing (1) any general suspension of trading of securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory) or (3) any limitation (whether or not mandatory) by a United States governmental authority or agency on the extension of credit by banks or other financial institutions which in the reasonable judgment of Parent or the Purchaser, in any such case, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments;

    (g) all consents, registrations, approvals, permits, authorizations, notices, reports or other filings required to be obtained or made by the Company, Parent or the Purchaser with or from any governmental entity in connection with the execution, delivery and performance of the Merger Agreement, the Offer and the consummation of the transactions contemplated by the Merger Agreement shall not have been made or obtained and such failure is reasonably likely to have a material adverse effect on the Company and its subsidiaries taken as a whole or; or

    (h) any change shall have occurred since the date of the Merger Agreement that individually or in the aggregate constitutes a material adverse effect on the Company and its subsidiaries taken as a whole.

  The Merger Agreement provides that the foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by Parent and the Purchaser, in their sole discretion, regardless of the circumstances (including any action or omission by Parent or the Purchaser) giving rise to any such conditions and (except for the Minimum Condition, which may be waived only with the consent of the Company) may be waived by Parent or the Purchaser, in their sole discretion, in whole or in part, at any time and from time to time, subject to the terms of the Merger Agreement. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning any condition or event described in this Section 14 shall be final and binding upon all parties.

  15. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  Stockholder Litigation. On June 15, 1998, a purported class action lawsuit was initiated in the Court of Chancery of Delaware by Pinna Yosevitz, who purports to bring the action individually and on behalf of other stockholders of the Company similarly situated against the Company, its directors and Parent. The lawsuit is styled Pinna Yosevitz v. Floyd F. Sherman et. al. (C.A.No.164474-NC) and seeks, among other things, a preliminary and permanent injunction against the Offer and the Merger, rescission of the Offer and the Merger if they are consummated, and compensatory damages. The complaint asserts, among other things, that (i) the terms of the proposed Merger and Offer were not the result of an auction process or active market check and were arrived at without a full and thorough investigation by the individual defendants and are intrinsically unfair and inadequate from the stand point of the Company's stockholders; (ii) the individual defendants failed to make an informed decision , as no market check of the Company's value was obtained;
(iii) the individual defendants have violated their fiduciary duties owed to the public stockholders of the Company; (iv) the stockholders of the Company have not received and will not receive their fair proportion of the value of the Company's assets and business, and will be prevented from obtaining fair and adequate consideration for their Shares; and (v) the intrinsic value of the Company is materially in excess of the Offer Price giving due consideration to the anticipated operating results, net asset value, cash flow and profitability of the Company. The complaint also alleges that the individual defendants' fiduciary obligations under these circumstances require them to (i) undertake an appropriate evaluation of the Company's net worth as a merger/acquisition candidate; and (ii) engage in a meaningful auction with third parties in an attempt to obtain the best value for the Company's public stockholders.

  General. Except as otherwise disclosed herein, based on a review of publicly available filings by the Company with the Commission, neither Parent nor the Purchaser is aware of (i) any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer or the Merger or (ii) any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that such approval or action would be sought, except as described below under "State Takeover Statutes." While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company, the Purchaser or that certain parts of the businesses of the Company or the Purchaser might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 14.

  Antitrust Compliance. Under the HSR Act, and the rules that have been promulgated by the FTC and the Antitrust Division, certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements.

  A Notification and Report Form with respect to the Offer has been filed, and the waiting period with respect to the Offer under the HSR Act will expire at 11:59 p.m., New York City time, on the fifteenth calendar day after such filing, unless terminated prior thereto. Before such time, however, either the FTC or the Antitrust Division may extend the waiting period by requesting additional information or material from the Purchaser. If such request is made, the waiting period will expire at 11:59 p.m., New York City time, on the tenth calendar day after the Purchaser has substantially complied with such request. Thereafter, the waiting period may be extended only by court order or with the Purchaser's consent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

  The Merger would not require an additional filing under the HSR Act if the Purchaser owns 50% or more of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated. However, if the Offer is withdrawn or if the filing relating to the Offer is withdrawn prior to the expiration or termination of the 15-day waiting period relating to the Offer, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company, in which event, the Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or by consent.

  The FTC and the Antitrust Division frequently review the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase of Shares pursuant to the Offer by the Purchaser, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of Parent, the Company or their respective subsidiaries. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances. Based upon an examination of information available to the Purchaser relating to the businesses in which Parent, the Purchaser, the Company and their respective subsidiaries are engaged, the Purchaser believes that the Offer will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the result would be. See Section 14 for certain conditions to the Offer.

  State Takeover Statutes. The Company is incorporated under the laws of Delaware. Section 203 of the DGCL limits ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined generally as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder." Prior to the execution of the Merger Agreement, the Company's Board of Directors approved the Stock Tender Agreement, Merger Agreement and the Purchaser's acquisition of Shares pursuant to the Offer and, therefore,
Section 203 of the DGCL is inapplicable to the Stock Tender Agreements, the Offer and the Merger.

  A number of other states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places or business in such states. In Edgar
v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. However, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law, and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that such laws were applicable only under certain conditions.

  Based on information supplied by the Company, the Purchaser does not believe that any state takeover statutes outside of Delaware purport to apply to the Offer or the Merger. Neither the Purchaser nor Parent has currently complied with any other state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

  Appraisal Rights. No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders will have certain rights under Delaware law to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Such rights to dissent, if the statutory procedures are complied with, could lead to a judicial determination of the fair value of the Shares, as of the day prior to the date on which the stockholders vote was taken approving the Merger or similar business combination (excluding any element of value arising from the accomplishment or expectation of the Merger), required to be paid in cash to such dissenting holders for their Shares. In addition, such dissenting stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. In determining the fair value of the Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in an appraisal proceeding. Therefore, the value so determined in any appraisal proceeding could be the same, more or less than the purchase price per Share in the Offer or the Merger Consideration.

  In addition, several decisions by Delaware courts have held that, in certain circumstances, a controlling stockholder of a company involved in a merger has a fiduciary duty to other stockholders which requires that the merger be fair to such other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

  "Going Private" Transactions. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes, however, that Rule 13e-3 will not be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction, be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

  Margin Credit Regulations. It is possible that, following the Offer, shares of the Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. See Section 7.

  16. FEES AND EXPENSES. Except as set forth below, neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

  JP Morgan is acting as the Dealer Manager in connection with the Offer and is acting as financial advisor to Parent in connection with its effort to acquire the Company. In connection with the Offer, Parent has agreed to pay J.P. Morgan $4 million if Parent completes the acquisition of 100% of the Shares of the Company; provided that in the event Parent ultimately acquires less than 100% of the Shares of the Company such fee will be reduced proportionately. Parent has also agreed to reimburse JP Morgan (in its capacity as Dealer Manager and financial advisor) for its reasonable out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, incurred in connection with its engagement, provided that any expenses in the aggregate which exceed $10,000 must be approved in advance in writing by Parent, and to indemnify JP Morgan and certain related persons against certain liabilities and expenses in connection with their engagement, including certain liabilities under the federal securities laws. JP Morgan renders various investment banking and other advisory services to Parent and its affiliates and is expected to continue to render such services, for which it has received and will continue to receive customary compensation from Parent and its affiliates.

  The Purchaser has retained Morrow & Co. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive reasonable and customary compensation together with reimbursement for its reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws.

  In addition, ChaseMellon Shareholders Services, L.L.C. has been retained as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith. Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering material to their customers.

  17. MISCELLANEOUS. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. None of the Purchaser or Parent is aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerees in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer.

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

  Parent and the Purchaser have filed with the Commission a Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1"), together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed with the Commission the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. The Schedule 14D-9 is enclosed herewith and the Schedule 14D-1 and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner set forth in Section 8 (except that they will not be available at the regional offices of the Commission).

                                          Sapling Acquisition, Inc.

June 19, 1998

                                  SCHEDULE I

                   INFORMATION CONCERNING THE DIRECTORS AND
                EXECUTIVE OFFICERS OF THE PURCHASER AND PARENT

  1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Unless otherwise indicated, each person identified below is employed by Parent and is a United States citizen. The principal business address of Parent and, unless otherwise indicated, the business address of each person identified below is 313 West Liberty Street, P.O. Box 3001, Lancaster, Pennsylvania 17604. Directors of Parent are identified by an asterisk.

                                        PRESENT PRINCIPAL OCCUPATION
                                             OR EMPLOYMENT AND
 NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
 ----                     -------------------------------------------------------
 Marc R. Olivie.......... Age 44; President, Worldwide Building Products
                          Operations since October 15, 1996; and the following
                          positions with Sara Lee Corporation (branded consumer
                          products): President, Sara Lee Champion Europe, Inc.
                          (Italy) March 1994-October 1996; Vice President,
                          Corporate Development, Sara Lee/DE (Netherlands)
                          September 1993-March 1994; Executive Director,
                          Corporate Development, Sara Lee Corporation (Chicago,
                          Illinois/France) April 1990-September 1993. Mr. Olivie
                          is a Belgian citizen.
 Robert J. Shannon, Jr... Age 50; President, Worldwide Floor Products Operations
                          since February 1, 1997; President Floor Products
                          Operations International February 1, 1996, through
                          February 1, 1997; President American Olean Tile
                          Company, Inc. March 1, 1992 through December 29, 1995.
 Stephen E. Stockwell ... Age 52; President, Corporate Retail Accounts Division
                          since November 22, 1994; Vice President, Corporate
                          Retail Accounts July 1, 1994, through November 22,
                          1994; General Manager, Residential Sales, Floor
                          Division January 26, 1994 through July 1, 1994; Field
                          Sales Manager, Floor Division, 1988-1994.
 Ulrich J. Weimer........ Age 53; President, Armstrong Insulation Products since
                          February 1, 1996; Geschaftsfuhrer, Armstrong World
                          Industries G.m.b.H. since December 11, 1995; General
                          Manager, Worldwide Insulation Products Operations
                          February 1, 1993 through June 1, 1995. Mr. Weimer is a
                          German citizen.
 Douglas L. Boles........ Age 40; Senior Vice President, Human Resources since
                          March 1, 1996; and the following positions with PepsiCo
                          (consumer products): Vice President of Human Resources,
                          Pepsi Foods International Europe Group (U.K.) June
                          1995-February 1996; Vice President of Human Resources,
                          Walkers Snack Foods (U.K.) March 1994-June 1995; Vice
                          President of Human Resources, Snack Ventures Europe
                          (Netherlands) September 1992-March 1994.
 Deborah K. Owen......... Age 46; Senior Vice President, Secretary and General
                          Counsel since January 1, 1998; Attorney, Law Offices of
                          Deborah K. Owen, Columbia, MD, September 1996-September
                          1997; Partner, Arent Fox Kintner Poltkin & Kahn law
                          firm, Washington DC, August 1994-August 1996;
                          Commissioner, Federal Trade Commission, Washington, DC,
                          October 1989-August 1994.

                                        PRESENT PRINCIPAL OCCUPATION
                                             OR EMPLOYMENT AND
 NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
 ----                     -------------------------------------------------------
 Frank A. Riddick, III... Age 41; Senior Vice President, Finance and Chief
                          Financial Officer since April 1995; and the following
                          positions with FMC Corporation, Chicago, IL (chemicals,
                          machinery): Controller May 1993-March 1995; Treasurer
                          December 1990-May 1993. Mr. Riddick has also acted as
                          interim Treasurer since April 27, 1998.
 Edward R. Case.......... Age 51; Vice President and Controller since April 27,
                          1998; Prior to such date Mr. Case had served as Vice
                          President and Treasurer since May 8, 1996; and the
                          following positions with Campbell Soup Company (branded
                          food products): Director, Corporate Development October
                          1994-May 1996; Director, Financial Planning, U.S. Soup
                          May 1993-September 1994; Deputy Treasurer September
                          1991-April 1993.
 John A. Krol*........... Age 61; Director since February 1998; Mr. Krol is a graduate of Tufts University where he also received a
                          master's degree in chemistry. In 1997, he became
                          Chairman of the Board of E.I. du Pont de Nemours and
                          Company ("DuPont") (chemicals, fibers, petroleum, life
                          sciences and diversified businesses), which he joined
                          in 1963, and where he has also served as Chief
                          Executive Officer (1995-1998), President (1995-1997),
                          Vice Chairman (1992-1995), and Senior Vice President of
                          DuPont Fibers (1990-1992). He is a director of Mead
                          Corporation, J.P. Morgan & Co., the National
                          Association of Manufacturers, the Delaware Art Museum,
                          and Catalyst. Mr. Krol also serves on the Boards of
                          Trustees of the Tufts University and the University of
                          Delaware and is a member of The Business Council.
 David W. Raisbeck*...... Age 48; Director since July 1997; Mr. Raisbeck is a graduate of Iowa State University and the executive MBA
                          program at the University of Southern California. He
                          joined Cargill, Incorporated (agricultural trading and
                          processing businesses), in 1971 and has held a variety
                          of merchandising and management positions focused
                          primarily in the commodity and the financial trading
                          businesses. Mr. Raisbeck was elected President of
                          Cargill's Trading Sector in June 1993, a director of
                          Cargill's Board in August 1994 and Executive Vice
                          President in August 1995. He is also executive
                          supervisor of Cargill Human Resources and a member of
                          the Executive Committee and Human Resources Committee
                          of the Cargill Board. Mr. Raisbeck is a member of the
                          Chicago Mercantile Exchange and the Commodity Marketing
                          Exchange in New York City. He is a governor of the Iowa
                          State University Foundation.
 David M. LeVan*......... Age 52; Director since February 1998; Mr. LeVan is a graduate of Gettysburg College and the Harvard
                          University Advanced Management Program. Since May 1996,
                          he has served as Chairman, President and Chief
                          Executive Officer of Conrail, Inc. (rail freight
                          transportation), which he joined in 1978, and where he
                          has also served as Chief Operating Officer (1994-1996),
                          Executive Vice President (1993-1994), and in various
                          Senior Vice President positions (1990-1993). He is a
                          Certified Public Accountant. Mr. LeVan is a member of
                          the Board of Trustees of Gettysburg College and a
                          member of the Board of Education for the School
                          District of Philadelphia.

                                        PRESENT PRINCIPAL OCCUPATION
                                             OR EMPLOYMENT AND
 NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
 ----                     -------------------------------------------------------
 James E. Marley*........ Age 62; Director since November 1988; Mr. Marley is a graduate of Pennsylvania State University and earned a
                          master's degree in mechanical engineering from Drexel
                          University. Since 1993, he has served as Chairman of
                          the Board of AMP Incorporated (electrical/electronic
                          connection devices), which he joined in 1963 where he
                          served as President and Chief Operating Officer (1990-
                          1992) and President (1986-1990). He also serves on the
                          Boards of Harsco Corporation, The Pinnacle Health
                          System and the Manufacturers' Alliance for Productivity
                          and Innovation.
 Jerre L. Stead*......... Age 55; Director since April 1992; Mr. Stead is a graduate of the University of Iowa and was a
                          participant in the Advanced Management Program, Harvard
                          Business School. On September 1, 1996, he became
                          Chairman and Chief Executive Officer of Ingram Micro,
                          Inc. (technology products and services). He served as
                          Chairman, President and Chief Executive Officer of
                          Legent Corporation (integrated product and service
                          software solutions) January-August 1995. He was
                          Executive Vice President, American Telephone and
                          Telegraph Company (telecommunications) and Chief
                          Executive Officer of AT&T Global Information Solutions
                          (computers and communicating), formerly NCR Corp.
                          (1993-1994). He was President of AT&T Global Business
                          Communications Systems (communications) (1991-1993). He
                          serves on the Board of Garrett Evangelical Seminary and
                          the University of Iowa Board of Visitors. He is also a
                          Director TBG Holdings N.V., TJ International, Inc., and
                          American Precision Industries, Inc.
 H. Jesse Arnelle*....... Age 64; Director since July 1995; Mr. Arnelle is Of
                          Counsel with the law firm of Womble, Carlyle, Sandridge
                          & Rice since October 1997 and former senior partner and
                          co-founder of Arnelle, Hastie, McGee, Willis & Greene,
                          a San Francisco-based corporate law firm (1984-1997).
                          He is a graduate of Pennsylvania State University and
                          the Dickinson School of Law. Mr. Arnelle served as
                          Vice-Chairman (1993-1995) and Chairman (1996-1997) of
                          the Board of Trustees of the Pennsylvania State
                          University. He serves on the Boards of Wells Fargo &
                          Company and subsidiary Wells Fargo Bank, Waste
                          Management, Inc., FPL Group, Inc., Eastman Chemical
                          Company, Textron Corporation and Union Pacific
                          Resources.
 Donald C. Clark*........ Age 66; Director since April 1996; Mr. Clark is a graduate of Clarkson University and Northwestern
                          University where he earned his MBA degree. He joined
                          Household International, Inc. (consumer financial
                          services), in 1955 and, after holding a number of
                          managerial and executive positions, was elected Chief
                          Executive Officer in 1982 and Chairman of the Board in
                          1984. In 1994, he relinquished the title of Chief
                          Executive Officer and retired as a Director and
                          Chairman of the Board in May 1996, as a result of
                          reaching Household's mandatory retirement age for
                          employee directors. Mr. Clark is a Director of
                          Ripplewood Holdings L.L.C., a trustee of Northwestern
                          University, and Chairman of the Board of Trustees of
                          Clarkson University. He is also a Director of Warner-
                          Lambert Company, Ameritech Corporation, Scotsman
                          Industries, Inc., and PMI Group, Inc.

                                        PRESENT PRINCIPAL OCCUPATION
                                             OR EMPLOYMENT AND
 NAME                                   FIVE-YEAR EMPLOYMENT HISTORY
 ----                     -------------------------------------------------------
 George A. Lorch*........ Age 56; Director since March 1988; Mr. Lorch is a graduate of Virginia Polytechnic Institute. He began
                          his Armstrong association in 1963. He has served as the
                          Company's Chairman of the Board since April 1994. Prior
                          to his election as President and Chief Executive
                          Officer in September 1993, he served as Executive Vice
                          President from 1988. After various assignments in
                          marketing (1963-1983) with Armstrong and an Armstrong
                          subsidiary, he served as Group Vice President for
                          Carpet Operations during the period 1983 to 1988. Mr.
                          Lorch is also a Director of Household International,
                          Inc., R.R. Donnelley & Sons Company and Warner-Lambert
                          Company. He is a member of The Policy Committee of the
                          Business Roundtable and a member of the Conference
                          Board and The Pennsylvania Business Roundtable.
 Van C. Campbell*........ Age 59; Director since March 1991; Mr. Campbell graduated from Cornell University and holds an MBA
                          degree from Harvard University. He is Vice Chairman of
                          Corning Incorporated (glass and ceramic products) and
                          is a member of its Board of Directors. He also serves
                          on the Boards of Dow Corning Corporation, General
                          Signal Corporation, Covance Inc., and Quest Diagnostics
                          Incorporated. Mr. Campbell is a Trustee of the Corning
                          Foundation, the Rockwell Museum and the Corning Museum
                          of Glass.

  2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Unless otherwise indicated, each person identified below is employed by the Purchaser and is a United States citizen. The principal business address of the Purchaser and, unless otherwise indicated, the business address of each person identified below is c/o Armstrong World Industries, Inc., 313 West Liberty Street, P.O. Box 3001, Lancaster, Pennsylvania 17604. Directors of the Purchaser are identified by an asterisk.

                                        PRESENT PRINCIPAL OCCUPATION
                                              OR EMPLOYMENT AND
   NAME                                 FIVE-YEAR EMPLOYMENT HISTORY
   ----                     ----------------------------------------------------
   George A. Lorch*........ Schedule I
   Frank A. Riddick, III*.. Schedule I
   Joseph R. DeSanto*...... Age 37; Director since June 1998; Director, Taxes,
                            Armstrong World Industries, Inc. since May 1996; Tax
                            Planner, Mobil Corporation October 1991-May 1996.
   Edward R. Case*......... Schedule I
   David D. Wilson*........ Age 57; Assistant Secretary and Associate General
                            Counsel, Armstrong World Industries, Inc. since July
                            1992.
   Deborah K. Owen*........ Schedule I
   Robert J. Shannon, Jr.*. Schedule I

  Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, Certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                       The Depositary for the Offer is:

                   CHASEMELLON SHAREHOLDERS SERVICES, L.L.C.

              By Mail:                                   By Hand:                              By Overnight Delivery:
ChaseMellon Shareholder Services, L.L.C.    ChaseMellon Shareholder Services, L.L.C.   ChaseMellon Shareholder Services, L.L.C.
         Post Office Box 3301                     120 Broadway, 13th Floor                  85 Challenger Rd-Mail Drop-Reorg.
      South Hackensack, NJ 07606                     New York, NY 10271                         Ridgefield Park, NJ 07660
   Attn: Reorganization Department            Attn: Reorganization Department                Attn: Reorganization Department

              By Facsimile Transmission:                                Confirm Receipt of Facsimile
           (For Eligible Institutions Only)                                    by Telephone:
                    (201) 329-8936                                            (201) 296-4860

  Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished promptly at the Purchaser's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                 MORROW & CO.
                               909 Third Avenue
                                  20th Floor
                              New York, NY 10022
                                (212) 754-8000
                           Toll Free (800) 566-9061

                           Banks and Brokerage Firms
                                 Please call:
                                (800) 662-5200

                     The Dealer Manager for the Offer is:

                               J.P. MORGAN & CO.
                                60 Wall Street
                           New York, New York 10260
                                (877) 712-7078